EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Stockholders of
Boyd Gaming Corporation and Subsidiaries:

We consent to the incorporation by reference in this Registration Statement of Boyd Gaming Corporation and Subsidiaries on Form S-8 of our report dated February 6, 2002, appearing in the Annual Report on Form 10-K of Boyd Gaming Corporation and Subsidiaries for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
June 17, 2002